Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Skye Bioscience, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock $0.001 par value per share, reserved for issuance under the 2014 Plan	457(c), 457(h)	617,462	$5.36	$3,309,596.32	$0.00014760	$488.50
Equity	Common stock, $0.001 par value per share, reserved for issuance under the 2022 ESPP	457(c), 457(h)	80,016	$5.36	$428,885.76	$0.00014760	$63.30
Total Offering Amounts			697,478		$3,738,482.08		$551.80
Total Fee Offsets							N/A
Net Fee Due							$551.80

(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Skye Bioscience, Inc. 2014 Amended and Restated Omnibus Incentive Plan (the “2014 Plan”) and Skye Bioscience, Inc. 2022 Employee Stock Purchase Plan (the “2022 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)Estimated solely for the purpose of calculating the amount of the registration fee. Pursuant to Rule 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum offering price have been determined on the basis of the average of the high and low sales prices of the Common Stock as reported on the Nasdaq Global Market on August 2, 2024, which date is within five business days prior to filing this Registration Statement.